SECTION 16 REPORTS

CONFIRMING STATEMENT


	This statement confirms that the undersigned, ANTHONY GROSSI, has authorized and designated RICHARD A. BAYER and/or MADONNA SHANNON (the "Agents") to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U. S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of THE MACERICH COMPANY (the "Corporation"). The authority of the Agents under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of the Corporation, unless earlier revoked in writing. The undersigned acknowledges that the Agent is not assuming any of the undersigned's responsibilities to comply with
Section 6 of the Securities Exchange Act of 1934.


Date: January 22, 2007
Signature: Anthony Grossi